Exhibit 99.1

APPROVED BY:	Donald W. Morgan
Vice President and CFO
(408) 941-4000

CONTACT:	Donald W. Morgan
(408) 941-4000

FOR IMMEDIATE RELEASE

LARSCOM INCORPORATED REPORTS SECOND QUARTER 2003 RESULTS

- Results Include June 5, 2003 Merger with VINA Technologies-

MILPITAS, CA, - August 4, 2003 Larscom Incorporated (NASDAQ: LARS), a leading provider of integrated WAN access solutions, today announced second-quarter financial results for the period ended June 30, 2003. Results include VINA Technologies after the acquisition of June 5, 2003 and the related transaction costs.

The Company reported revenues of $5.3 million for the second quarter, a 25% sequential growth over the first quarter of 2003 and a decline of 10% from the $5.8 million reported for the second quarter of 2002. The Company’s net loss for the second quarter of 2003 was $(3.2) million or $(0.95) per share compared to $(2.5) million or $(0.93) per share for the second quarter of 2002.

For the full six months, the Company reported revenues of $9.5 million and a net loss of $(5.4) million or $(1.77) per share. That compares to $13.5 million in revenues and a net loss of $(1.1) million or $(0.42) per share for the first six months of 2002.

“I am pleased that we were able to complete the merger with VINA Technologies on schedule. In fact, a team composed of executives from both companies had begun post-merger planning for the new Company after the March 17, 2003 contract signing,” said Daniel L. Scharre, president and chief executive officer of Larscom. “As a result of synergies the post-merger planning team identified, we were able to implement a consolidation plan immediately upon closing of the transaction, which included the reduction of our combined workforce by about 28%. Additionally, we plan to relocate Larscom headquarters to VINA’s facility in Newark, CA by the fourth quarter of this year. We have taken the first important steps to position this Company to meet our goal of reaching profitability within 12 months.”

Scharre continued, “On the product side, we have successfully integrated VINA’s eLink Integrated Access Device (IAD) products and its MBX multi-service edge concentrators into the Larscom product lineup and continue to focus our development efforts on our new Orion 7400 Optical Metro Edge Access solution that we demonstrated to customers at the June Supercomm 2003 show.”

Highlights for the Company include:

•	close of the VINA Technologies merger on June 5, 2003;

•	addition of four new members to Larscom’s board of directors:

•	Jeffrey M. Drazan, General Partner of Sierra Ventures,

•	John F. Malone, President and CEO of The Eastern Management Group,

•	Philip J. Quigley, retired Chairman, President and CEO of Pacific Telesis Group, and

•	Michael West, former Chairman and CEO of VINA Technologies;

•	launch of the Orion 7400 next generation SONET multi-service access platform, demonstrated at Supercomm 2003;

•	signing of a co-marketing agreement with Corrigent that teams the new Larscom Orion 7400 with Corrigent’s CM-100 packet-Add/Drop Multiplexer (ADM) for Metro Edge Applications;

•	extension of Lucent IAD OEM agreement which added a major RBOC to our list of customers through this agreement;

•	NEBS approval from Verizon for co-location of Larscom's Orion 5000 optical access multiplexer in Verizon's central offices--this allows Larscom to sell to carriers that co-locate equipment in Verizon central offices; and

•	reclassification of all Larscom shares into a single voting class and a 1-for-7 reverse stock split.

There will be a conference call today at 1:30 p.m. (PDT) to discuss these highlights as well as the second quarter 2003 financial results. To listen to the webcast of this conference call, visit http://www.larscom.com/press approximately 10 minutes before the start of the call and click on the conference call link provided. As indicated in our press release of July 24, 2003, an online audio replay of the webcast of the conference call will also be available on our website at http://www.larscom.com/press.

About Larscom

     Larscom (NASDAQ: LARS) enables high-speed access by providing cost-effective, highly reliable (carrier-class), and easy-to-use network access equipment. In June 2003, Larscom merged with VINA Technologies to create a worldwide leader in enterprise WAN access for the delivery of high-speed data, and integrated voice and data services with the deployment of more than 350,000 systems worldwide. Larscom’s customers include major carriers, Internet service providers, Fortune 500 companies, small and medium enterprises, and government agencies worldwide. Larscom’s headquarters are in the Silicon Valley, California. Additional information can be found at www.larscom.com.

Safe Harbor Statement

Any forward-looking statements in this news release are based on our current expectations and beliefs and are subject to known and unknown risks and uncertainties that could cause the actual results to differ materially from those suggested. Factors that could cause actual results to differ materially include (but are not limited to) risks associated with customer concentration that include MCI (formerly WorldCom) and Lucent Technologies, the ability to successfully integrate VINA Technologies into Larscom and to achieve expected synergies following the merger, the effect of the general downturn in the telecommunications equipment industry, the ability to develop successful new products, dependence on recently introduced new products and products under development, the acquisition of other businesses or technologies, dependence on component availability from key suppliers, rapid technological change and fluctuations in quarterly operating results, as well as additional risk factors as discussed in the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. For additional risks relating to the combined company resulting from the merger with VINA Technologies, see the Registration Statement on Form S-4 as amended. These forward-looking statements represent our judgment as of the date of this news release. We disclaim, however, any intent or obligation to update these forward-looking statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands except for per share data)

	Three months ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenues	$5,271	$5,829	$9,496	$13,545
Cost of revenues	2,696	2,872	4,670	5,919

Gross profit	2,575	2,957	4,826	7,626

Operating expenses:
Research and development	1,231	1,058	2,338	2,037
Selling, general and administrative	4,179	4,259	7,597	8,546
Amortization of acquisition intangibles	93	—	93	—
Restructuring	151	253	90	253
In-process Research and development	155	—	155	—

Total operating expenses	5,809	5,570	10,273	10,836

Loss from operations	(3,234)	(2,613)	(5,447)	(3,210)
Interest and other income, net of expense	34	132	81	218

Loss before income taxes	(3,200)	(2,481)	(5,366)	(2,992)
Income tax provision (benefit)	7	18	24	(1,856)

Net loss	$(3,207)	$(2,499)	$(5,390)	$(1,136)

Basic & diluted loss per share	$(0.95)	$(0.93)	$(1.77)	$(0.42)

Basic & diluted weighted average shares*	3,380	2,693	3,038	2,693

*	Historical shares outstanding are restated for the June 6, 2003 7:1 reverse stock split.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30,	December 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$13,675	$15,643
Restricted Cash	333	—
Short-term investments	—	2,014
Accounts receivable, net	3,428	3,079
Inventories	5,003	3,816
Other current assets	2,882	1,382

Total current assets	25,321	25,934

Property and equipment	2,740	1,918
Other non-current assets	4,926	208

Total assets	$32,987	$28,060

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,352	$1,898
Accrued expenses and other current liabilities	5,042	4,510
Deferred revenue	2,224	2,102
Due to Axel Johnson	804	25

Total current liabilities	12,422	8,535
Other non-current liabilities	1,912	1,618

Total liabilities	14,334	10,153

Stockholders’ equity	18,653	17,907

Total liabilities and stockholders’ equity	$32,987	$28,060